Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 450,000 shares of common stock under NMT Medical, Inc.’s 2001 Stock Incentive Plan, as amended, 2001 Employee Stock Purchase Plan, as amended, and 1996 Stock Option Plan for Non-Employee Directors, as amended, of our report dated February 14, 2003 with respect to the consolidated financial statements of NMT Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Boston, Massachusetts

July 28, 2003